New World Fund, Inc.
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

October 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$193,890
Class B	$2,759
Class C	$9,725
Class F1	$28,760
Class F2	$15,043
Total	$250,177
Class 529-A	$8,281
Class 529-B	$254
Class 529-C	$1,073
Class 529-E	$355
Class 529-F1	$420
Class R-1	$363
Class R-2	$2,877
Class R-3	$4,841
Class R-4	$4,055
Class R-5	$9,367
Class R-6	$6,133
Total	$38,019

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7760
Class B	$0.3562
Class C	$0.4380
Class F1	$0.7968
Class F2	$0.9206
Class 529-A	$0.7731
Class 529-B	$0.3279
Class 529-C	$0.4200
Class 529-E	$0.6369
Class 529-F1	$0.8619
Class R-1	$0.4210
Class R-2	$0.4119
Class R-3	$0.6335
Class R-4	$0.7917
Class R-5	$0.9182
Class R-6	$0.9501

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	240,768
Class B	6,257
Class C	21,022
Class F1	36,844
Class F2	18,572
Total	323,463
Class 529-A	12,226
Class 529-B	676
Class 529-C	2,958
Class 529-E	612
Class 529-F1	571
Class R-1	849
Class R-2	6,926
Class R-3	8,072
Class R-4	5,221
Class R-5	7,280
Class R-6	8,556
Total	53,947

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$49.61
Class B	$48.55
Class C	$47.91
Class F1	$49.28
Class F2	$49.71
Class 529-A	$49.29
Class 529-B	$48.17
Class 529-C	$48.05
Class 529-E	$48.87
Class 529-F1	$49.36
Class R-1	$47.98
Class R-2	$48.04
Class R-3	$48.97
Class R-4	$49.46
Class R-5	$49.85
Class R-6	$49.80